Exhibit 21.1
SUBSIDIARIES OF TREEHOUSE FOODS, INC.

Bay Valley Foods, LLC, a Delaware limited liability company

Sturm Foods, Inc. a Wisconsin corporation

S.T. Specialty Foods, Inc., a Minnesota corporation

Cains Foods, Inc., a Delaware corporation

Associated Brands, Inc., a New York corporation

Protenergy Natural Foods, Inc., a Delaware corporation

E.D. Smith Foods, Ltd., a British Columbia, Canada corporation

Associated Brands, Inc., a British Columbia, Canada corporation

Protenergy Natural Foods Corp., an Ontario, Canada corporation

Flagstone Foods, Inc., a Delaware corporation

TreeHouse Private Brands, Inc., a Missouri corporation

Nutcracker Brands, Inc., a Delaware corporation

Linette Quality Chocolates, Inc., a Georgia corporation

Ralcorp Frozen Bakery Products, Inc., a Delaware corporation

Cottage Bakery, Inc., a California corporation

The Carriage House Companies, Inc., a Delaware corporation

American Italian Pasta Company, a Delaware corporation

Western Waffles Corp., a British Columbia, Canada corporation

BFG Canada Ltd., an Ontario, Canada corporation

Pasta Lensi, S.r.l., a Brescia, Italy limited liability company